CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into effective as of ______________, by and between ______________ (the “Employee”) and RITA Medical Systems, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A. It is understood that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”). The Board has identified the Employee, an officer of the Company, as a key employee whose continued employment with the Company is critical to the Company’s future success and has determined that it is important to provide Employee with an incentive to continue his or her employment with the Company in the event that the Company consummates a Change of Control transaction. For purposes of this Agreement, this shall include Employee’s employment in a majority-owned subsidiary or other surviving entity of an acquiring Company.

B. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encourage-ment to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

E. Certain capitalized terms used in the Agreement are defined in Section 3 below.

In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, more than two months prior to a Change of Control, the Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an officer of the Company, other than as a result of an involuntary termination by the Company without Cause, (ii) the date that all obligations of the parties hereunder have been satisfied, or (iii) fourteen (14) months after a Change of Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2. Change of Control.

(a) Cash Severance and Other Benefits. In the event of Employee’s Involuntary Termination (as defined below) within two months prior to or twelve (12) months after the Change of Control, the provisions of this Section 2(a) shall apply.

(1) Cash Severance Amount. Employee shall be paid promptly after such Involuntary Termination a lump sum Cash Severance Amount, as determined below and as reduced for applicable state, federal and other income, employment or other required taxes. The Cash Severance amount shall be the Employee’s Annual Target Compensation multiplied by a fraction, the numerator of which is eighteen (18) and denominator of which is twelve (12). Annual Target Compensation shall be (i) the greater of the Employee’s annual base salary on the date of the Involuntary Termination or the date of the Change of Control, plus (ii) all potential annual target bonuses or annual target commissions (as if earned at 100% attainment) under bonus or commission plans for which Employee was eligible and participating as of the date of the Involuntary Termination or Change of Control, whichever results in the greater amount. For clarity, the special 2006 Product Milestone Bonus shall not be considered to a part of the Annual Target Compensation. Notwithstanding the foregoing, to the extent required because the Employee is a “key employee” within the meaning of Section 409A of the Internal Revenue Code of (1986) (“Code”), no payment hereunder may be made until six months after the date of the termination.

(2) Earned but Unpaid Bonus or Commission Amounts. The Employee shall also be entitled to receive all previously earned but unpaid bonuses or commissions applicable to periods prior to the Change of Control based on the actual attainment metrics and payment terms as specified in the bonus or commission plans to the extent not previously paid, less applicable state, federal or other income, employment or other taxes.

(3) Health and Life Coverage. The Employee’s Company sponsored health insurance (and that of any covered dependents) shall be continued on the same terms applicable prior to termination for the number of months covered by the cash severance above or until coverage is provided by Employee’s new employer if earlier. Continuation coverage rights, if any, under federal “COBRA” provisions shall commence when coverage hereunder expires. Company sponsored life insurance shall continue for twelve (12) months following termination unless comparable coverage is provided by Employee’s new employer.

(b) Stock Options and Restricted Stock.

(1) Acceleration Upon a Change of Control. In the event of a Change of Control, on the effective date of the transaction, fifty percent (50%) of all unvested options to purchase the Company’s securities held by the Employee (the “Option”) prior to the effective date of the Change of Control transaction shall become fully vested and immediately exercisable and shall remain exercisable as specified in Section (2)(b)(2)(ii) of this Agreement, and repurchase rights of the Company with respect to fifty percent (50%) of the shares of restricted stock held by the Employee purchased by the Employee pursuant to the terms of a Stock Purchase Agreement shall immediately lapse. In addition, unless the vesting schedule in the original grant document or offer letter would provide for faster vesting, on each one month anniversary of the effective date of the Change of Control transaction 1/12 of all remaining unvested options held by the Employee shall become fully vested and immediately exercisable and shall remain exercisable as specified in Section (2)(b)(2)(ii) of this Agreement, and repurchase rights of the Company with respect to 1/12 of all remaining shares of restricted stock held by Employee shall lapse.

(2) Termination in Connection with a Change of Control. In the event of an Involuntary Termination of Employee at any time within two months prior to or twelve (12) months after a Change of Control all unvested options held by the Employee shall become fully vested and immediately exercisable and shall remain exercisable as specified in Section (2)(b)(2)(ii) of this Agreement, and repurchase rights of the Company with respect to all of the shares of restricted stock held by the Employee purchased by the Employee pursuant to the terms of a Stock Purchase Agreement shall immediately lapse.

(i) Voluntary Resignation and Termination for Cause. If the Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination within two (2) months prior to a Change of Control or within twelve (12) months after a Change of Control , or is terminated for Cause, then the Employee shall not be entitled to any acceleration of the vesting of his or her unvested options or lapse of repurchase rights with respect to his or her restricted stock.

(ii) Time of Exercise. Unless a longer period is provided for in the option agreement or new hire offer letter between the Employee and the Company with respect to an Option, in the event of the Employee’s termination of employment for any reason within two months prior to or twelve (12) months after a Change of Control, the Employee shall be entitled to exercise (A) consistent with the requirements of Section 409A of the Code and provided this provision does not result in a material compensation charge to the Company’s financial statements (as determined by the Company’s audit committee), all outstanding Options granted prior to _[insert date of this Agreement]___ ___, 2006 to the extent they are vested (including after giving effect to any acceleration of vesting under this Agreement or the option agreement or new hire offer letter) for a period equal to the longer of (x) the fifteenth day of the third month following the date on which the Option would have expired by its original terms or (y) the remainder of the calendar year in which the Option would have expired under its original terms and (b) outstanding Options granted after __[insert date of this Agreement]__ ___, 2006 to the extent they are vested (including after giving effect to any acceleration of vesting under this Agreement or the option agreement or new hire offer letter) during the twelve (12) months following termination. In no event may an Option be exercised later than the expiration date of the term of such Option as set forth in the option agreement for such Option.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean the consummation of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board of Directors of the Company; or

(ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

(c) Involuntary Termination. “Involuntary Termination” shall include any termination by the Company other than for Cause and shall also include the Employee’s voluntary termination for “Good Reason” upon 30 days prior written notice to the Company by the Employee. Good Reason shall exist in the event of (i) any material reduction in the Employee’s duties or responsibilities; (ii) any change in the Employee’s title (with respect to the combined entity and not just with respect to a merger subsidiary or division) to a title of a less senior officer; (iii) a change in reporting structure such that the Employee reports to an individual with a title (with respect to the combined entity and not just with respect to a merger subsidiary or division) that is less senior than that of the person to whom the Employee reported prior to the Change of Control; (iv) any reduction of the Employee’s base and cash bonus compensation ; or (v) the Employee’s refusal to relocate to a location more than 25 miles from the Company’s current location. Employee does not need to actually terminate employment with the Company to be entitled to payments and benefits hereunder in connection with a Good Reason based Involuntary Termination, but the Employee may at his or her sole discretion terminate employment in connection with an Involuntary Termination in connection with a Good Reason. For clarity, so long as the events giving rise to Good Reason occur within twelve (12) months of the Change of Control and the Employee gives the Company at least 30 days notice of such events before Employee terminates employment, such termination may occur more than twelve (12) months after a Change of Control. However, solely in order to terminate more than twelve (12) months following a Change of Control for Good Reason pursuant to the above, the Employee’s written notice must be received by the Company within 60 days of the events giving rise to Good Reason.

4. 280G Payments.

(a) In the event that the severance benefits provided for in this Agreement (the “Total Payments”) constitute “Parachute Payments” within the meaning of Code Section 280G , the excess of the Parachute Payments over three times the five year average of compensation as computed under Code Section 280G (such excess is referred to as the “280G Excess”) is greater than one hundred thousand dollars ($100,000) (the “Valley”) and the Employee is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Employee an additional amount or amounts (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. If the 280G Excess is less than the Valley, the Employee may elect to either have the amount of Employee’s payments and benefits hereunder reduced to the point no Excise Tax is due or may receive all benefits hereunder and pay the Excise Tax without the benefit of any Gross-Up Payment from the Company. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent tax advisors (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4, including by reason of any state, federal or other government audit of such calculations.

(b) The payment of severance benefits provided for in this Agreement shall be subject to all applicable income, employment and social tax rules and regulations.

5. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes the Change in Control sections of any agreement, including any offer letter, prior Change in Control agreements, employment agreement, option grant document, etc. concerning the payments and benefits in a Change of Control as provided by this Agreement, dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void. Notwithstanding the foregoing, in the event the Employee’s new hire offer letter specifies a longer period to exercise options in the event of a Change of Control than is specified in Section (2)(b)(2)(ii) of this Agreement, the period specified in the offer letter shall be used. Further, the portions of the Employee’s new hire offer letter related to any severance benefits related to a termination not in connection with a Change in Control shall remain in full effect and are not superseded by this Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by the Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

RITA MEDICAL SYSTEMS, INC. By: __________________________ Title: _________________________	NAME: ______________________________